Investor Relations Contact:

China Sky One Medical	CCG Investor Relations
Hongyu Pan, CFO	David Rudnick
Email: ir@cski.com.cn	Tel: +1-646-626-4172
Email: david.rudnick@ccgir.com
Website: www.ccgirasia.com

Mabel Zhang, Vice President
Tel: +1-310-954-1353
Email: mabel.zhang@ccgir.com

China Sky One Medical Announces Change of Board Directors

Harbin, China, September 9, 2011 — China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company in the People’s Republic of China (“PRC”), today announced that Mr. Stanley Hao resigned from his positions as Vice President, Secretary and Director of the Company and Ms. Xiao-yan Han resigned from her positions of Vice Chairman and Director of the Company effective as of September 5th, 2011. Mr. Hao’s and Ms. Han’s resignations were for personal reasons and were not as a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

In addition, on September 5, 2011, the Company’s Board of Directors appointed Mr. Jian-ping Li and Mr. Wen-chao Zhang as Directors to fill the vacancies resulting from the resignations by Mr. Hao and Ms. Han. Ms. Bing Liu was appointed as the new Board Secretary.

In March of 2010, Mr. Jian-ping Li joined the Company as general manager in charge of the Company’s manufacturing facilities. Prior to joining the Company, he worked as technologist at Harbin Pharmaceutical Group from March 1990 to May 1994; from January 1995 to November 1997 he worked at Heilongjiang Kangxin Pharmaceutical Company as factory managing director assistant; from January 1998 to August 2006, he worked at Longgui Pharmacuetical Company as Chief Executive Officer. Mr. Li graduated from China Pharmaceutical University in 1990 with a Bachelor’s Degree in chemistry, and from Jilin University in 2010 with a Master’s Degree in bio-pharmaceuticals.

In March of 2006, Mr. Wen-chao Zhang joined the Company as the chief engineer at the Company’s research department.  Prior to joining the Company, he was chief engineer at Global Green Technology Group from July 2003 to September 2005, and was project manager at Pavay Gene Pharmaceutical Company from February 2001 to May 2003.  Mr. Zhang graduated from China Southern University of Technology in 2001 with a Doctorate degree in biochemical engineering.

Ms. Bing Liu graduated from Harbin Normal University in 2008 with a Bachelor’s Degree in economics. She worked for the Company in the finance department as assistant to the CFO following her graduation.

“We greatly appreciate the contributions Ms. Han and Mr. Hao made to China Sky One Medical. We respect their decisions and wish them the very best in future,” commented Mr. Yan-Qing Liu, Chairman and CEO of China Sky One Medical. “We are also pleased to have Mr. Li and Mr. Zhang joining our Board of Directors. Given their substantial industry experience, I believe they will bring new perspective and insight to our Board, and make significant contributions in their new appointments.”

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company, Harbin First Bio-Engineering Company Limited, Heilongjiang Tianlong Pharmaceutical, Inc. and Peng Lai Jin Chuang Pharmaceutical Company, the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.cski.com.cn.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the Company’s business development and change of management team. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, the potential of introduced or undetected flaws and defects in products, consumer acceptance of new products to be launched and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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